EQUITYLINE CAPITAL (DELAWARE) LLC

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EQUITYLINE SERVICE CORP.

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EACH PERSON BECOMING PARTY HERETO AS A LIMITED PARTNER

BY EXECUTING A SUBSCRIPTION AGREEMENT THAT IS ACCEPTED BY THE GENERAL PARTNER

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT FOR

EQUITYLINE CAPTIAL (DELAWARE) LIMITED PARTNERSHIP

January 18, 2022

TABLE OF CONTENTS

Article 1 INTERPRETATION Article 1 INTERPRETATION 2

1.1 Defined Terms 2

1.2 Interpretation Not Affected by Headings 6

1.3 Severability 6

1.4 Statutes 7

1.5 Terms Continuing 7

1.6 Terms Replaced 8

Article 2 PARTNERSHIP RELATIONSHIPS 8

2.1 Formation and Name of Partnership 8

2.2 Investment Objectives 8

2.3 Activity of the Partnership 9

2.4 Use of Partnership Name 9

2.5 Management Office for the Partnership 9

2.6 Fiscal Year 9

2.7 Representations and Warranties 9

2.8 Power of Attorney 9

2.9 Limited Liability of Limited Partners 10

2.10 Indemnity of Limited Partners 10

2.11 Other Activities; Investment Opportunities 11

2.12 Authority of General Partner 11

2.13 Positive Obligations of the General Partner 11

2.14 Limited Recourse 12

2.15 Authority of General Partner to Make Tax Elections 13

2.16 Limitation on Authority of Limited Partner 13

2.17 Waiver of Partition and Sale 14

2.18 Status of the Manager 14

2.19 Currency Management 14

Article 3 COMMITMENTS, CAPITAL AND INTERESTS; DELEGATION; EXPENSES 14

3.1 Exempt Offering 14

3.2 Capital 14

3.3 Capital Accounts 15

3.4 No Right to Withdraw 15

3.5 The Units 16

3.6 Unit Classes 17

3.7 Interest of General Partner 19

3.8 Commingling 19

3.9 Partnership Expenses 19

3.10 Expenses and Fees of the General Partner 19

3.11 Delegation 20

3.12 Informing Creditors and Execution of Documents 20

Article 4 DECISIONS 20

4.1 Partnership’s Direction to General Partner and Manager 20

4.2 Decisions To Be Made in Good Faith 20

4.3 Full Disclosure of Non-Arm’s Length Transaction 21

4.4 Specific Powers 21

4.5 Reimbursement of the General Partner 22

4.6 Manager as Agent 22

Article 5 BOOKS, RECORDS, ADMINISTRATION 22

5.1 Accounting 22

5.2 Recordkeeping and Reporting 22

5.3 Access to Records 23

Article 6 ALLOCATIONS AND DISTRIBUTIONS 23

6.1 Profit Distribution 23

6.2 Allocation of Net Profits and Net Losses 24

6.3 Computation of Income or Loss for Tax purposes 24

6.4 Amounts Available for Distribution 25

6.5 Determination of Distributions 25

6.6 Capital Reinvested 25

Article 7 REDEMPTION OF PARTNERSHIP UNITS 25

7.1 Right of Redemption – Units 25

7.2 Exercise of Redemption Right 25

The exercise of the Redemption rights will be subject to the following: 25

7.3 Cash Redemption 26

7.4 No Cash Redemption in Certain Circumstances 26

Article 8 TRANSFERS 26

8.1 Transfers 26

8.2 Transfer 26

8.3 Death of a Limited Partner 26

Article 9 Closing and Admission of new limited partners 27

9.1 Closings 27

9.2 Admission of Further Limited Partners 27

Article 10 MEETINGS 27

10.1 Meetings 27

10.2 Accidental Omissions 28

10.3 Proxies 28

10.4 Validity of Proxies 28

10.5 Form of Proxy 28

10.6 Corporations, Trusts and Funds which are Partnership 28

10.7 Attendance of Others 28

10.8 Chairman 28

10.9 Quorum 28

10.10 Voting Rights 29

10.11 Resolutions Binding 29

10.12 General Partner Rights 29

10.13 Amendment of Agreement 29

10.14 Minutes 30

Article 11 LIQUIDATION 30

11.1 Events of Dissolution 30

11.2 Procedure on Dissolution 31

11.3 Dissolution 31

11.4 No Right to Dissolve 32

Article 12 GENERAL PROVISIONS 32

12.1 Notices 32

12.2 Waiver 32

12.3 Rights of Partners Independent 32

12.4 Currency 33

12.5 Accounting Principles 33

12.6 Claims 33

12.7 Time of the Essence 33

12.8 Compounding of Interest 33

12.9 Paramountcy 33

12.10 Confidentiality 33

12.11 Successors and Assigns 33

12.12 Further Assurances 34

12.13 Entire Agreement 34

12.14 Governing Law 34

Article 13 EXECUTION 34

13.1 Declaration of the Parties 34

13.2 Counterparts 35

Schedule “A” A-1

SCHEDULE “B” CLASS UNIT ATTRIBUTES A-2

EQUITYLINE CAPITAL (DELAWARE) LIMITED PARTNERSHIP

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

THIS AGREEMENT is made as of the 18th day of January, 2022.

BETWEEN:

EQUITYLINE CAPITAL (DELAWARE) LLC, a limited liability company incorporated under the laws of Delaware

(“General Partner”)

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EACH PERSON BECOMING PARTY HERETO AS A LIMITED PARTNER

BY EXECUTING A SUBSCRIPTION AGREEMENT THAT IS ACCEPTED BY THE GENERAL PARTNER

(“Limited Partner” singularly, and “Limited Partners” in the plural)

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EQUITYLINE SERVICE CORP.

(“Manager”)

RECITALS:

A.	EquityLine Capital (Delaware) Limited Partnership (the “Partnership”) is formed pursuant to the laws of Delaware by the filing of a Certificate of Limited Partnership and Agreement of Limited Partnership both dated September 8, 2020 appended as Schedule “A” for reference; and
B.	The Partnership was formed to carry on the Activity of the Partnership (as defined below) on the terms and as described in this Limited Partnership Agreement.
C.	The Partnership has not, prior to the date hereof, carried on any business or acquired any assets or liabilities.
D.	It is considered necessary and desirable to enter into an agreement governing the relationship between the parties hereto from time to time.
E.	This Agreement amends and restates the Agreement of Limited Partnership dated September 8, 2020, without novation, to the extent stated herein.

NOW THEREFORE in consideration of the premises and the mutual covenants, agreements and conditions set forth herein, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto hereby covenant and agree as follows:

Article 1

INTERPRETATION

1.1	Defined Terms

In this Agreement, unless the subject matter or context otherwise requires, all capitalized words and phrases shall have the meanings attributable thereto set out in this Section 1.1 or elsewhere in this Agreement:

(a)	“Accountants” means the firm of chartered professional accountants/chartered accountants as may be Approved by the Limited Partners from time to time as accountants of the Partnership.
(b)	“Act” means the Delaware Revised Uniform Limited Partnership Act (6 Del. C. #17-101, et seq.).
(c)	“Activity of the Partnership” has the meaning in Section 2.3.
(d)	“Affiliate” of any Person means:
(i)	an “affiliate” within the meaning of the Business Corporations Act;
(ii)	an “associate” within the meaning of the Business Corporations Act;
(iii)	the natural born and legally adopted children of such Person who is an individual and all natural born or legally adopted descendants of such children;
(iv)	a partnership (including a limited partner) in which the majority of partnership interests are directly or indirectly held by such Person or an Affiliate of such Person and such majority is sufficient to control the affairs of such partnership; or
(v)	a trust in which the majority of beneficial interests are directly or indirectly held by such Person or an Affiliate of such Person and of which such Person or an Affiliate of such Person is, directly or indirectly, a trustee which directs the management or policies of the trust.
(e)	“Agreement”, “this Agreement”, “the Agreement”, “the Limited Partnership Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions mean or refer to this agreement as amended, restated or supplemented from time to time, and any indenture, agreement or instrument supplemental hereto or in implementation hereof and the expressions “Article”, “Section”, “Subsection” and “Schedule” followed by a letter or number mean and refer to the specified Article, Section, Subsection or Schedule of this Agreement.
(f)	“Alternate Entity” means a separate partnership, corporation or other investment entity formed or invested in (directly or indirectly) by the Partnership to hold or comprise the Mortgage Investments from time to time.
(g)	“Amount Available for Distribution” means all amount received from each Investment, less the aggregate of: (i) all expenses incurred in connection with the ownership, maintenance, operation, construction and development of the

Investments (on an Investment specific basis, including all amounts payable under the Management Agreement and any development and/or general contractor agreements as fees specific for Investment Management); (ii) amounts payable to third party lenders on account of principal, interest and other amounts payable under third party financing facilities in each case on a current basis; (iii) the amount of such capital and operating reserves as are established by the General Partner; (iv) general expenses of legal, accounting and similar third party services; and (iv) the amount of such additional reserves as the Manager or the General Partner, acting reasonably, shall determine to hold.

(h)	“Applicable Laws” means, with respect to any Person, property, transaction or event, all laws, by-laws, rules, regulations, orders, judgments, decrees, decisions or other requirements having the force of law, all codes, directives, policies or guidelines of any Governmental Authority and all common law relating to or applicable to such Person, property, transaction or event.
(i)	“Approved by the Limited Partners”, “Approve”, “Approval”, “Approved” or “Approval of the Limited Partners” means a resolution of the Limited Partners that is approved as follows:
(i)	by not less than a majority of the dollar amount of the Aggregate Capital Contributions by votes cast by those Limited Partners on a vote per dollar basis and who, being entitled to do so, vote in person or by proxy at a duly convened meeting of Partnership, or any adjournment thereof, called in accordance with this Agreement; or
(ii)	in writing (for which purpose counterparts and signatures by facsimile or other electronic transmission may be used) signed by Limited Partners holding not less than a majority of the dollar amount of the Aggregate Capital Contributions by votes cast by those Limited Partners on a vote per dollar basis and who are entitled to vote on the resolution, and in each case excluding from the vote any Defaulting Partner.

(j)	“Arm’s Length” means “arm’s length” within the meaning of the Tax Act.
(k)	“Business Day” means any day of any week except for Saturdays, Sundays or any statutory holidays in the Province of Ontario.
(l)	“Capital” means, as at any date, the Capital Contributions of such Limited Partner as at such date less any distributions of capital made to such Limited Partner prior to such date.
(m)	“Capital Account” has the meaning attributed to in Section 3.3.
(n)	“Capital Contribution” means the amount of the capital contribution at the time of determination made by a Limited Partner attributed to the Units including any Additional Advances contributed by such Limited Partner from time to time pursuant to this Agreement.

(o)	“Class” means a designated class of Units hereunder, and as described in Section 3.6.
(p)	“Declaration” means the declaration to be filed in respect of the Partnership under the Act, as amended from time to time.
(q)	“Dispute” has the meaning attributed to it in 0.
(r)	“Encumbrance” means any charge, lien, security interest, mortgage, hypothec or any other encumbrance.
(s)	“ETA” means any relevant excise or sales tax act .
(t)	“Fiscal Year” has the meaning attributed to it in Section 2.6.
(u)	“GAAP” means applicable generally accepted accounting principles and statements and interpretations (if applicable).
(v)	“General Partner” means EquityLine Capital (Delaware) LLC or such Person appointed pursuant to the terms of this Agreement to act in the stead of EquityLine Capital (Delaware) LLC.
(w)	“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, board, tribunal or court or other law, rule or regulation-making entity having jurisdiction on behalf of any nation, province or state or other subdivision thereof or any municipality, district or other subdivision thereof.
(x)	“Initial Closing” has the meaning attributed to it in Section 9.1(a).
(y)	“Interest” has the meaning attributed to it in Section 3.5.
(z)	“Investments” means any investments made to further the Activity.
(aa)	“Involuntary Transferee” has the meaning attributed to it in Section 8.3.
(bb)	“Lands” means any lands or premises, together with all easements, rights of way and other rights appurtenant thereto.
(cc)	“Limited Partner” means, for purposes of this Agreement, each of the limited partners becoming party hereto directly or by transfer of Units or by subscribing for Units and agreeing to be bound and each of their respective permitted successors and assigns; and “Limited Partners” means all of the Limited Partners.
(dd)	“Major Decisions” means the decisions in respect of the Partnership relating to:
(i)	the entering into of any amendments to or extensions of this Agreement;
(ii)	the entering into any material contract, agreement or commitment out of the ordinary course of business which results in any material change in or termination or suspension of any material part of the Mortgage Investments in aggregate or otherwise makes it impossible to carry on the Business of the Partnership;

(iii)	any material change in the Business that is expected by the Manager acting reasonably to have a materially adverse effect on value or revenue;
(iv)	any determination, step or action taken to terminate or wind up the Partnership or to sell all or substantially all of its assets.
(ee)	“Management Agreement” means the management and administration agreement dated September 8, 2020 between the Partnership and the Manager as said agreement is assigned, amended, restated, replaced, renewed, extended and/or supplemented from time to time.
(ff)	“Management Fee” has the meaning attributed to it in the Management Agreement.
(gg)	“Manager” means EquityLine Service Corp., and its permitted successors and assigns pursuant to the Management Agreement.
(hh)	“Manager and GP Operating Expenses” means, collectively, the day-to-day operating and administrative expenses, including overhead and compensation of employees, whether incurred by the General Partner or the Manager as more particularly set out in the Management Agreement.
(ii)	“Manager Fees” has the meaning attributed to it in the Management Agreement.
(jj)	“Mortgage Investments” means residential, commercial and industrial mortgages on real estate held as part of the Investments.
(kk)	“Net Losses” has the meaning attributed to it in Section 6.1.
(ll)	“Net Profits” has the meaning attributed to it in Section 6.1.
(mm)	“Notice” has the meaning attributed to it in Section 13.1.
(nn)	“Offering Memorandum” means any confidential information memorandum or offering memorandum for the offering of a Class of Units on a basis exempt from prospectus offering requirements and the prospectus for any public offering of Units.
(oo)	“Partners” means the Limited Partners and the General Partner, collectively.
(pp)	“Partnership Expenses” has the meaning attributed to it in the Management Agreement.
(qq)	“Person” means either a natural person, a partnership of any type, a corporation, an unlimited liability company, a limited liability company or similar entity, a syndicate, an insurance company, a pension fund, a chartered bank, a trust, a trust company, a government or an agency thereof, a trustee or an executor, an administrator or other legal representative.

(rr)	“Record” means the register in which the Manager records the identity of the Limited Partners, each Limited Partner’s Interest and Capital Contribution.
(ss)	“Series” means a designated series of a Class of Units hereunder, and as described in Section 3.6.
(tt)	“Special Resolution” means a resolution of the Limited Partners that is approved by the Limited Partners holding not less than 66 2/3 % of the dollar amount of the Aggregate Capital Contributions of the Partnership and who, being entitled to do so, vote:
(i)	in person or by proxy at a duly convened meeting of Limited Partners, or any adjournment thereof, called in accordance with this Agreement; p; or
(ii)	in writing (for which purpose counterparts and signatures by facsimile may be used) by signing a copy of such written resolution.
(uu)	“Tax Act” means the Internal Revenue Code (United States).
(vv)	“Term” has the meaning attributed to in Section Error! Reference source not found..
(ww)	“Transfer” means the sale (including judicial sale), transfer, assignment (including by way of amalgamation), alienation, exchange, gift, lease, devise or bequest by operation of law or otherwise, whether voluntary or involuntary, and any mortgage, hypothecation, Pledge, Encumbrance or any other disposition or agreement for such by an Limited Partner, of the whole or any part of its Limited Partner’s Units or any of its rights under this Agreement.
(xx)	“Transferee” has the meaning attributed to it in Section 8.2(a).
(yy)	“Transferor” has the meaning attributed to it in Section 8.2(a).
(zz)	“Units” has the meaning attributed to it in Section 3.5(a).
1.2	Interpretation Not Affected by Headings

Grammatical variations of any terms defined herein have similar meanings; words importing the singular number will include the plural and vice versa; words importing the masculine gender will include the feminine and neuter genders. The division of this Agreement into separate Articles, Sections and Subsections, the provision of a table of contents and index thereto, and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

1.3	Severability

If any covenant, obligation or agreement contained in this Agreement, or the application thereof to any Person or circumstance will, to any extent, be invalid or unenforceable, such invalid or unenforceable covenant, obligation or agreement will be replaced to the extent its application to Persons or circumstances is held invalid or unenforceable, with a comparable covenant, obligation or agreement, as the case may be, which is consistent with the spirit and intent of the invalid or unenforceable covenant, obligation or agreement, as the case may be. The remainder of this Agreement or the application of such covenant, obligation or agreement to Persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each covenant, obligation and agreement contained in this Agreement will be separately valid and enforceable to the fullest extent permitted by law.

1.4	Statutes

Any reference to a statute will include and will be deemed to be a reference to the statute and the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding the statute so referred to or the regulations made pursuant thereto.

1.5	Terms Continuing

The following terms of the September 8, 2020 Agreement of Limited Partnership remain in full force and effect:

1.       Name. The name of the limited partnership formed hereby is EquityLine Capital (Delaware) LP (the "Partnership").

2.       Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.       Registered Office. The registered office of the Partnership in the State of Delaware is c/o RL&F Service Corp., 920 North King Street, 2nd Floor, Wilmington, New Castle County, Delaware 19801, or such other agent as may hereafter be determined by the General Partner from time to time.

4.       Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is RL&F Service Corp., 920 North King Street, 2nd Floor, Wilmington, New Castle County, Delaware 19801, or such other agent as may hereafter be determined by the General Partner from time to time.

5.       Partners. The names and the business, residence or mailing addresses of the General Partner and the Limited Partner are as follows:

General Partner

EquityLine Capital (Delaware) LLC
550 HWY 7 East, Suite 338

Richmond Hill, ON, L4B 3Z4, Canada

Limited Partner

Sergiy Shchavyelyev

550 HWY 7 East, Suite 338

Richmond Hill, ON, L4B 3Z4, Canada

       6.       Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. Notwithstanding any other provisions of this Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner.

15.       Liability of Limited Partner. A limited partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent required by the Act.

16.       Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

1.6	Terms Replaced

Save for the terms continued by Section 1.5, the terms of the September 8, 2020 Agreement of Limited Partnership are hereby replaced by the terms following, as amendment and replacement.

Article 2	PARTNERSHIP RELATIONSHIPS
2.1	Formation and Name of Partnership

The Partners acknowledge that the Partnership is formed as a limited partnership, in accordance with the laws of the State of Delaware and the provisions of this Agreement, to carry on business in common with a view to conducting business with the intention to profit.

2.2	Investment Objectives

The business activity of the Partnership will consist of the following described investment business (the “Activity of the Partnership”).

The investment objectives of the Partnership are to generate favourable investment returns through the investments (“Investments”) directly, or indirectly through mortgage finance, in real estate projects in Canada and the United States for the purpose of making a return from income and capital gain, the intent is to use investments in actively managed real estate based indirect investments through funds, private equity vehicles and share investment including those related to the partnership or under common management.

Leverage may be employed on a situational basis where appropriate to amplify exposure to investments. The Manager may exit investments on achievement of the specific strategic plan for each individual investment such that the value-enhancing initiatives have been completed.

The General Partner and Manager are affiliated with other entities that engage in real estate investment. The Partnership will invest in investments identified by, invested in and managed by those affiliated entities and vice versa. The General Partner will in identifying, determining investment structure, participation and management will use reasonable efforts to obtain and allocate investments for the portfolio of the Partnership on a basis of first allocating suitable investments to the Partnership, but may share investments with and invest in investments of its affiliates.

2.3	Activity of the Partnership
(a)	The Partnership will not carry on any activity other than the Activity of the Partnership.
(b)	The Partnership will carry on the Activity of the Partnership in such a manner as to ensure, to the greatest extent possible, the limited liability of the Limited Partners.
2.4	Use of Partnership Name

No Partner other than the General Partner and the Manager has the right to use any part of the Partnership name to carry on any business or activity and the General Partner and the Manager may not use the Partnership name to carry on any business or activity other than the business of the Partnership. Each of the Limited Partners appoints the General Partner as its agent and attorney-in-fact solely to execute on its behalf any business name statement or registration relating to the Partnership and allowing the Partnership to carry on business using the declared name of the Partnership.

2.5	Management Office for the Partnership

The management office of the Partnership will be located in Greater Toronto Area, Ontario, at such address as the Manager may designate in writing from time to time.

2.6	Fiscal Year

The fiscal period of the Partnership will end on December 31 in each year, or such other date as is Approved by the Limited Partners. Each such fiscal period is herein referred to as a “Fiscal Year”.

2.7	Representations and Warranties

Each Limited Partner hereby makes in favour of the General Partner and the other Limited Partners, the representations and warranties set out in the subscription form executed by them for the purpose of becoming a Limited Partner.

2.8	Power of Attorney

The Limited Partners hereby irrevocably nominate, constitute and appoint the General Partner, with full power of substitution, as their agent and true and lawful attorney to act on their behalf with full power, and authority in their name, place and stead to execute and record or file as and where required:

(a)	any instruments or documents required to continue and keep in good standing the Partnership as a limited partnership under the Act, or otherwise to comply with the laws of the United States and State of Delaware in order to maintain the limited liability of the Limited Partners and to comply with such laws;
(b)	all instruments and any amendments necessary to reflect any amendment to this Agreement or any Transfer by a Limited Partner of its interest in the Partnership made in accordance with this Agreement;

(c)	any instrument required in connection with the dissolution and termination of the Partnership in accordance with the provisions of this Agreement, including any elections under the Tax Act and under any similar legislation;
(d)	the documents necessary to be filed with the appropriate governmental body or authority in connection with the business, property, assets and undertaking of the Partnership;
(e)	such documents as may be necessary to give effect to the Activity of the Partnership;
(f)	any other instrument or document on behalf of and in the name of the Partnership, including, without limitation, all debt instruments as may be deemed necessary by the General Partner to carry out fully this Agreement in accordance with its terms;
(g)	any election, determination, designation, information return or similar document or instrument Approved by the Limited Partners as may be required at any time under the Tax Act or under any other taxation legislation or laws of like import of the United States or of any state thereof which relates to the affairs of the Partnership or the interest of any Person in the Partnership; and
(h)	all other instruments and documents on its behalf and in its name or in the name of the Partnership as may be deemed necessary by the General Partner to carry out fully this Agreement in accordance with its terms.

The Limited Partners agree to be bound by any actions made or taken by the General Partner pursuant to this power of attorney and hereby waive any and all defences which may be available to negate or disaffirm the action of the General Partner taken in good faith under this power of attorney. This power of attorney will continue in respect of the General Partner so long as it is the general partner of the Partnership, and will terminate thereafter, but will continue in respect of a new General Partner as if the new General Partner were the original attorney.

2.9	Limited Liability of Limited Partners

Subject to the provisions of the Act and any similar applicable legislation in other relevant jurisdictions, the liability of each Limited Partner for the debts, liabilities and obligations of the Partnership will be limited to its Capital Contribution and its share of any undistributed income of the Partnership, as hereinafter described. Where a Limited Partner has received the return of all or part of its Capital Contribution, it is nevertheless liable to the Partnership or, where the Partnership is dissolved, to the creditors of the Partnership, for any amount, not in excess of the amount returned with interest, necessary to discharge the liabilities of the Partnership to all creditors who extended credit or whose claims otherwise arose before the return of the Capital Contribution. Following full payment of its Capital Contribution, a Limited Partner will not be liable for any further claims or assessments.

2.10	Indemnity of Limited Partners

The General Partner will indemnify and hold harmless the Limited Partners for all costs, expenses, damages or liabilities suffered or incurred by the Limited Partners if the limited liability of the Limited Partners is lost for or by reason of the negligence of the General Partner in performing its duties and obligations hereunder provided that the General Partner will not indemnify a Limited Partner for the Limited Partner’s own actions which are in contravention of the Act or this Agreement.

2.11	Other Activities; Investment Opportunities

The parties hereto each acknowledge and agree that:

(a)	No Limited Partner acting in their capacity as a Limited Partner is permitted to take part in the management of the business of the Partnership; and
(b)	save as specifically described herein, nothing in this Agreement will be deemed to restrict in any way the freedom of any Limited Partner or any principal or Affiliate of a Limited Partner to conduct any business or activity whatsoever without any accountability to the other parties hereto. For the avoidance of doubt, each Limited Partner will have the absolute right to engage in any business venture for its own individual profit and the other parties hereto will not, by reason of this Agreement, have any interest in any other property owned by such Limited Partner, or any business or venture engaged in by such Limited Partner or any Affiliate of such Limited Partner (whether or not similar to the Activity of the Partnership).
2.12	Authority of General Partner

Subject to any provisions of this Agreement requiring Approval of the Limited Partners:

(a)	the General Partner is authorized to carry on the Activity of the Partnership, to administer, manage, control and operate the Activity of the Partnership, and, if a Mortgage Investment is liquidated before the end of the Term, the General Partner may, in its sole discretion, determine to hold and reinvest the proceeds as a replacement Mortgage Investment rather than capital to be distributed; and
(b)	in furtherance of the foregoing, the General Partner shall have all power and authority to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document necessary for or incidental to carrying out the business for and on behalf of and in the name of the Partnership in accordance with this Agreement.

No Person dealing with the Partnership will be required to inquire into the authority of the General Partner to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for and on behalf of or in the name of the Partnership.

2.13	Positive Obligations of the General Partner

The General Partner covenants and agrees that it will, at all times during the term of this Agreement:

(a)	carry on the Activity of the Partnership in a commercially reasonable manner;
(b)	act in the utmost fairness and in good faith toward the Limited Partners in carrying out, and devote as much time as is reasonably necessary for the conduct of, its obligations hereunder;

(c)	maintain a system of accounting established and administered in accordance with GAAP, and keep adequate records and books of account in which accurate and complete entries will be made in accordance with such accounting principles reflecting all transactions required to be reflected by such accounting principles;
(d)	deliver to each Limited Partner, as soon as practicable and in any event (i) within 90 days after the end of each Fiscal Year, audited financial statements and partnership tax information and reporting slips; at any time that statements for the Mortgage Investments are audited or reviewed by an independent accounting firm, the statements for the Partnership may be prepared on an internal basis, but in each instance, the financial statements delivered to the Limited Partners as to the Partnership will be certified by a duly authorized officer or director of the General Partner certifying that the financial statements have been prepared in accordance with the requirements of this provision;
(e)	abide by all applicable laws relating to the withholding and remittance of taxes, including pursuant to the Tax Act, appropriately withholding and remitting payments, including withholding tax payable on any distributions to be made to a Limited Partner, as are required by the provisions of applicable tax law, including the Tax Act, and each Limited Partner hereby authorizes the withholding and remittance of withholding tax as and when such shall be required by the application of tax law; and
(f)	make the allocations and distributions contemplated by Article 6.
2.14	Limited Recourse
(a)	Notwithstanding this Agreement or any other agreement or instrument entered into by a Limited Partner and/or its nominee in respect or in furtherance of the Activity of the Partnership or this Agreement, the obligations of that Limited Partner to the other Partners pursuant to this Agreement and all such other agreements and instruments will be limited to:
(i)	such Limited Partner’s Capital;
(ii)	any unpaid capital contributions agreed to be paid in respect of his Interest in the Partnership; and
(iii)	together with any undistributed income,

provided, however, that each Limited Partner acknowledges and agrees that, if any part of his Capital Contributions are returned or limited partnership property is distributed to such Limited Partner, then such Limited Partner might, in accordance with applicable law and if so requested by the Manager or the General Partner, be obligated to return amounts previously distributed to such Limited Partner, to the extent that such distributions constitute a return of the amount such Limited Partner had agreed to contribute to the Partnership at a time when creditors had valid and unsatisfied claims against the Partnership.

(b)	Each Limited Partner acknowledges and agrees that the obligations created under this Agreement and each agreement or instrument entered into by a Limited

Partner or its Affiliates in respect or in furtherance of the Activity of the Partnership or this Agreement are not personally binding upon, and resort will not be had to, nor will recourse or satisfaction be sought from the private property of, any (i) unitholder, shareholder, beneficial owner, grantor, trustee or constituent member of such Limited Partner or Affiliate, (ii) annuitants under a plan of which a unitholder of such Limited Partner or Affiliate thereof acts as a trustee or carrier; or (iii) any director, officer, trustee, employee or agent of such Limited Partner or its Affiliate. For the avoidance of doubt, pursuant to the terms of this Agreement, no Partner or third party will have recourse for such obligations to any property, assets or undertaking of such Limited Partner except for that Limited Partner’s Interest.

(c)	The General Partner acknowledges and agrees that it has unlimited liability for the debts, liabilities and obligations of the Partnership.
(d)	Except where otherwise Approved by the Limited Partners, every instrument creating an obligation of the Partnership to third parties will be entered into by the Partnership or the General Partner or an Alternate Entity and contain provisions to the effect that only the Alternate Entity or the Partnership (as applicable) and the Mortgage Investments will be bound thereby and that the obligations thereunder are not otherwise binding upon, nor will recourse be had to, any Limited Partner or any property of an Limited Partner.
2.15	Authority of General Partner to Make Tax Elections

The General Partner will be entitled to make or execute elections under the Tax Act, and any other applicable taxation legislation that relate to a Fiscal Year on behalf of the Partnership and the Limited Partners and will have the authority to act for the Partnership in connection therewith.

2.16	Limitation on Authority of Limited Partner

No Limited Partner shall:

(a)	take part in the control or management of the Activity of the Partnership provided that each Limited Partner shall have the right from time to time to examine into the state and progress of the business and affairs of the Partnership to the extent provided under the Act;
(b)	execute any document which binds or purports to bind the Partnership, the General Partner or any other Limited Partner as such;
(c)	hold itself out as having the power or authority to bind or sign on behalf of the Partnership, the General Partner or any other Limited Partner as such;
(d)	have any authority to undertake any obligation or responsibility on behalf of the Partnership (except that the General Partner may act on behalf of the Partnership in that capacity notwithstanding that it may also be a Limited Partner); or
(e)	except for (i) the disclosure of the fact of investment in the Partnership including the name of the Partnership, the amount of that Limited Partner’s Commitment, the Aggregate Commitments, the amount then advanced and returned and the internal rate of return for the investment for that Limited Partner as reasonably required in the ordinary course by each Limited Partner, or (ii) as is required by applicable law, regulation or government issued guideline; disclose the terms of this Agreement or the agreements, business arrangements or relationship among the Limited Partners as to the Partnership or this Agreement to any Person, other than their employees and professional advisors in the ordinary course.

2.17	Waiver of Partition and Sale

Each Limited Partner waives the benefit of all provisions of law, as now in effect or as hereafter enacted, relating to actions for a partition and/or division of real and personal property and each Limited Partner agrees that it will not resort to any action at law or in equity to partition its interest in the Mortgage Investments or to seek division in respect thereof except as herein permitted.

2.18           Status of the Manager

The Manager represents and warrants to each Limited Partner that:

(a)	it is and shall continue to be a corporation incorporated and in good standing under the laws of Ontario;
(b)	it has and shall continue to have the requisite capacity and corporate authority to act as Manager for the Partnership and to perform its obligations under this Agreement, and such obligations do not and shall not conflict with or breach its constating documents or any agreement by which it is bound; and
(c)	it shall carry out its powers and authorities and manage and operate the Partnership and the undertaking, property and assets thereof in a reasonable and prudent manner, in accordance with the Management Agreement and will act honestly, in good faith and in the best interests of the Partnership.
2.19	Currency Management

The General Partner may undertake the Activity segregating for currency, investing Canadian dollars in Canadian investments and US dollars in US investments to allow payment to Limited Partners in the currency they subscribe.

Article 3	COMMITMENTS, CAPITAL AND INTERESTS; DELEGATION; EXPENSES
3.1	Exempt Offering

Each Limited Partner shall subscribe for the Units by Class acquired through an offering exempt from prospectus offering requirements or, if initiated by the General Partner, a public offering. Each Class and Offering will be made on the terms determined by the General Partner and will be set out in the relevant Offering Memorandum. Units may be offered by Class and by series in either Canadian or US dollars as determined by the General Partner.

3.2	Capital
(a)	The General Partner may raise capital by the offering of units of any Class, at such times, amounts and terms as the General Partner may determine.

(b)	The General Partner may, from time to time, hold funds raised in investments which are suitable while assembling funds for an Investment, including securities, interest-bearing accounts and guaranteed investment certificates.
3.3	Capital Accounts
(a)	The General Partner will record a separate capital account (each a “Capital Account”) for each Limited Partner and will, on receipt of any contribution of Capital from a Limited Partner, credit the capital account of such Limited Partner with the amount contributed. As among the Limited Partners, no Limited Partner will be responsible for any requirement to contribute Capital for another Limited Partner, nor for losses allocated for another Limited Partner, nor share in the income or, if applicable, allocation of tax deductible expenses attributed to any other Limited Partner.
(b)	Each Capital Account shall be established and maintained in accordance with the following provisions:
(i)	Each Limited Partner's Capital Account shall be increased by:
(A)	the cash amount of all Capital Contributions made by such Limited Partner to the Partnership;
(B)	the amount of any Net Profit or other item of income or gain allocated to such Partner under Section 6.2; and
(C)	any liabilities of the Partnership that are assumed by such Limited Partner or secured by any property distributed to such Limited Partner.
(ii)	Each Limited Partner's Capital Account shall be decreased by:
(A)	the cash amount or book value of any property distributed to such Limited Partner;
(B)	the amount of any Net Loss or other item of loss or deduction allocated to such Partner under Section 6.2; and
(C)	the amount of any liabilities of such Limited Partner assumed by the Partnership or which are secured by any property contributed by such Limited Partner to the Partnership.
3.4	No Right to Withdraw

No Limited Partner will have the right to withdraw any or all of its Capital or to receive any distribution from the Partnership except as expressly provided in this Agreement. Limited Partners will be entitled to tender Units held for redemption on the following basis, provided that the General Partner may issue notice at any time that the redemptions are suspended for such period of time as the General Partner shall determine to ensure that the Partnership is fiscally able to redeem, as determined by the General Partner acting reasonably. Redemptions will be on a first tendered basis and redemption will be subject to the suspension as noted. Redemption notices not able to be satisfied will be held in the order, if any, of priority allocated to a Class, and then in the order of receipt for redemption by Class after the restoration of the redemption period.

Redemption will be available as to Units on a Class and series basis on the basis described in the relevant Offering Memorandum and Schedule B hereto. Provided redemption will be available depending on the Partnership having the liquidity to make such payments without adverse effect on the capital, reserves and operating requirements of the Partnership as determined by the General Partner in its discretion. If the General Partner, acting reasonably determines that there are not sufficient funds to redeem the Units tendered at any anniversary date, then the redemptions shall be completed in the order received first as to the time, until the funds available have been so applied and the remaining tendered Units will be held in that order as tendered and will be allocated for redemption at such time as the General Partner reasonably determines funds are available for redemption.

3.5	The Units
(a)	The Limited Partners will commit to contribute to pay on subscription for the Units the sums set out in the Offering Memorandum and subscription form for that Unit. The number and class of limited partner units (the “Units”) will be set out in the Partnership records.
(b)	Except as otherwise provided in this Agreement as to the basis for the sharing of profit on a per Class basis, the Units shall each rank equally, and shall have no preference or right, over any other Unit. Each of the issued Units (but not committed but unissued Units), will, for all purposes, represent a right to participate in the revenue and distributions arising from the conduct of the Activity of the Partnership and each Unit will represent a right to participate in the costs, expenses, Net Profits, and Net Losses of the Activity of the Partnership, on the basis set out in section 3.6.
(c)	The holders of Class A Units will not be entitled to notice of or to attend, and will not be entitled to vote at, any meeting of shareholders, unless and until the Partnership shall have failed to fully pay an aggregate of three (3) monthly dividends on the Class A Units in accordance with this Amended and Restated Limited Partnership Agreement.
(d)	The attributes, rights, benefits, entitlements and votes attributed to all Units, are identical on a per Unit basis.
(e)	The sum of the Units held by a Limited Partner may be referred to herein as the Interest of the Limited Partner (“Interest”).
(f)	Other Units of the same or other Class, may be issued in the discretion of the General Partner from time to time. The General Partner may create Classes of Units as the General Partner may determine. The Units created by the General Partner will have the characteristics determined by the General Partner at the time those Units are issued.
(g)	The Class and terms for Units will be set out in the Offering Memorandum, Schedule B and the subscription agreements for the issue. As each Class is created, or offering made, a revised Schedule B to this Agreement will be created setting out the Unit attributes. Those attributes will reflect the description in the Offering Memorandum and will be binding on the Limited Partners acquiring these

Unit, and to the extent the attributes affect the relationship with other Classes will be binding on the holders of these other Classes and Tokens.

3.6	Unit Classes
(a)	The Capital of the Partnership shall be divided into classes (“Class”) of Units. The initial classes of Units to be subscribed for will be known as “Class A Units” having the attributes as set out in Schedule “B” hereto. Thereafter Units will be issued in classes designated a Class and so on at the times, in the manner and on the terms as determined by the General Partner. The Classes may be further issued in series, the GP may determine the basis for creating and allocating series with the initial intent being to create series to differentiate Canadian dollar and United States dollar subscriptions.
(b)	Units of each Class shall have the following characteristics in addition to those set out on Schedule “B” relating to that Class, and similarly as to Units in a series of a Class:
(i)	each of the issued Units in a Class shall rank equally and shall have no preference or right over any other Unit of that Class;
(ii)	the attributes, rights, benefits, entitlements, and votes attributed to all Units of a Class are identical on a per Unit basis for that Class.
(iii)	each Unit (but not committed but unissued Units), will, for all purposes, represent a right to participate, in accordance with the terms of Article 6, in the revenue and distributions arising from the conduct of the Activity of the Partnership and in the costs, expenses, Net Profits, and Net Losses of the Activity of the Partnership, on an equal, pari passu, pro rata per Unit on a Class basis;
(iv)	each of the Units will have a right to one vote for each Unit in respect of all matters to be decided by the Limited Partners; and
(v)	the Units will be entitled to their rights of return and participation asset out in the relevant Offering Memorandum and related amended Schedule B hereto.
(vi)	A Class may be divided into series(“Series”) with each Series having the characteristics set out in the Schedule A for that Class and as described in the relevant Offering Memorandum for the Class and Series offered.
(c)	The General Partner may determine to have the Partnership issue further Units of the same or a different Class from time to time, and in series or not. Such Units in separate Class or a different series in a Class may be issued at a different price and may bear the right to distributions and entitlements that differ from the other Units, including the Units first issued.
(d)	Limited Partners may subscribe for a class of Units if they are eligible to do so pursuant to applicable securities laws. The Units will be available for subscription by Class by those subscribers who meet the criteria set out in the relevant Offering Memorandum.

(e)	The intention, subject to the discretion of the General Partner to change the terms of distribution and reflect the same in the Offering Memorandum and Schedule “B” for a Class issued for classes of Units is to make distribution as follows, provided the same will be made solely from revenue and proceeds available to the Partnership after payment of expenses and pari passu and pro rata with other Units. It is intended that Units will be entitled to distributions, on a pro-rated, pari passu basis as amongst all other holders of the same Class of Units, payable after payment of Partnership Expenses pari passu and pro rata with other Units in accordance with the terms below. Rights to distribution may vary by Class and the description in Schedule "B" as to a Class sets out the right to participate as to either (iii) or (iv) and if applicable in (v) which will be as set out in Schedule "B". Distribution will be made monthly, established on last Business day of each month and paid 15 days after).

The distribution terms are:

(i)	the general costs and fees for the Partnership are paid first, excluding any management fee payable as a percentage of capital invested and subject to any specific agreement as to fees and costs allocated to a Class or Series;
(ii)	the Amount Available for Distribution which is net of the costs and fees in Section 3.6(f)(ii) will then be calculated and allocated on a pro rata (based on Capital Contributed) pari passu basis to each Class and the Management Fee for each Class calculated and paid to the Manager subject to any specific agreement as to fees and costs allocated to a Class or Series on the basis as described in Schedule “B”;
(iii)	next, pari passu the net amount by Class from Section 3.6(f)(ii) on a per Unit basis will be paid using the funds available (on a currency separate basis), (some funds may be in reserve in case of shortfall in the following months to smooth out the distributions and avoid a need to claw back in the discretion of the General Partner) until the minimum return on Capital Contribution for each Class is distributed (any balance will be retained to year end);
(iv)	then an annual true up for the Fiscal year will be calculated and paid within 60 days of calendar year end; the true up is increase the distribution for each Unit pro rata pari passu until each Unit has received a 10% (less Management Fee) return on Capital Contribution for the Fiscal Year;
(v)	then to divide the amount remaining (if any) of Amount Available for Distribution over the 10% on Capital Contributed (less Management Fee) firstly 50/50 with the Manager (as Manager Bonus) and then equally per Unit.
(f)	The distributions will be made on the Units to the Limited Partners as determined by the General Partner, provided the same will be made as offered in the relevant Offering Memorandum and solely from revenue and proceeds available to the Partnership after payment of expenses pari passu and pro rata with other Units.

3.7	Interest of General Partner

The interest of the General Partner in the Partnership does not entitle the General Partner to vote for any matters to be put to the Limited Partners at law or matters to be Approved by the Limited Partners as provided in this Agreement. The General Partner will be entitled to participate in distributions with each Class on the basis set out in the Offering Memorandum and Schedule A for that Class, if any.

3.8	Commingling

The funds and assets of the Partnership shall not be commingled with the funds or assets of any Person, including those of the General Partner, Manager or its Affiliates.

3.9	Partnership Expenses

Subject to the terms of the Management Agreement, the Partnership will be responsible for the following costs and expenses:

(a)	Offering and Organizational Expenses;
(b)	for the acquisition of, and the ongoing operation of, the Mortgage Investments and the earning of income through a Mortgage Investment, as hereinafter outlined;
(c)	all Partnership Expenses;
(d)	the costs of any litigation, director and officer liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Partnership;
(e)	all unreimbursed out-of-pocket costs relating to investments that are not consummated, including legal, accounting and consulting fees, and all extraordinary professional fees incurred in connection with the Partnership or the Mortgage Investments; and
(f)	any taxes, fees, or other governmental charges levied against the Partnership and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Partnership or the Mortgage Investments.
(g)	a 2.0% of purchase price acquisition fee for all real estate direct investments will be paid to the Manager as compensation for efforts to identify investments, perform due diligence and complete the acquisition.
(h)	any fees paid by mortgagors for mortgages advanced in accordance with reasonable industry practice will be retained by the Manager.
3.10	Expenses and Fees of the General Partner

The Manager and the General Partner will each be responsible for the Manager and GP Operating Expenses, which shall explicitly exclude brokerage and mortgage administration fees which the Manager or a third party may charge in addition, except to the extent that legal, accounting or other specialized consulting or professional services are required that the Manager or the General Partner (as applicable) would not normally be expected to render with its own professional staff.

3.11	Delegation

Subject to applicable laws, the General Partner may take all actions it deems necessary or advisable to effectuate the Activity of the Partnership. The General Partner may act as manager and administrator or may delegate all, or some, of its duties and responsibilities under this Agreement to a manager and/or an administrator and in connection therewith, may enter into a management and/or an administration agreement with such manager/administrator, it being agreed that management will initially be delegated to the Manager or one or more of its Affiliates, the General Partner may:

(a)	agree to pay to such manager/administrator the fees, costs and expenses as are consistent with market terms and required by the manager/administrator for the undertaking of the administration of the Activity of the Partnership, the relationship of the Partnership with its Limited Partners, the undertaking of the accounting of the Partnership, and related matters relating to distributions hereunder notwithstanding that the Manager is not at arm’s length from the General Partner and generally on the terms of the Management Agreement; and
(b)	pay from Partnership resources the fees payable to a manager and such other fees and expenses as are charged in connection therewith.
3.12	Informing Creditors and Execution of Documents

The General Partner shall inform each creditor of the Partnership, prior to conducting any transaction with such creditor, that the Partnership is a limited partnership within the meaning of the Act. The General Partner shall use its best efforts to ensure that all written contracts and other written instruments creating an obligation upon the Partnership contain or are accompanied by an acknowledgment that neither the Limited Partners nor their assignees will have any personal liability thereunder, provided that the General Partner may execute contracts and other written instruments for and on behalf of the Partnership:

(a)	solely in the name of the General Partner;
(b)	in the name of the General Partner as general partner of the Partnership; or
(c)	in the name of the Partnership;

and all such contracts and written instruments shall be binding on the Partnership.

Article 4	DECISIONS
4.1	Partnership’s Direction to General Partner and Manager

All decisions and determinations required to be made in respect of the Partnership, shall be made by the General Partner, and as delegated the Manager, acting reasonably and in compliance with the terms of this Agreement.

4.2	Decisions To Be Made in Good Faith

Each Limited Partner agrees that all decisions concerning the Partnership, required to be made by it will be made by it in good faith and strictly upon the merits of the proposed action, and the making of such decisions will not be unreasonably withheld or delayed. Each Limited Partner agrees that nothing contained in this Agreement will require a Limited Partner to incur any liability or to pay any amount which is required to be Approved by the Limited Partners unless the same has been Approved by the Limited Partners. Approval by the Limited Partners of any decision will also constitute Approval by the Limited Partners of any steps reasonably necessary to implement, perform or carry out such decision.

4.3	Full Disclosure of Non-Arm’s Length Transaction

Save and except for the Management Agreement which is hereby approved, prior to entering into any material agreement, contract, purchase order or other commitment as to the Partnership or the Mortgage Investments with a Person who is not at Arm’s Length with a Limited Partner or Manager, the interested Limited Partner or Manager with whom such transaction is not at Arm’s Length shall make prompt and full disclosure of its interest to the Board of the General Partner.

4.4	Specific Powers

Without limiting the generality of Section 4.1 or any other specific power in this section or elsewhere in this Agreement, subject to compliance with agreements made as to Mortgage Investments or the Partnership, the Manager and the General Partner are each hereby authorized, at the appropriate times, and from time to time on behalf of and without further authority from the Partnership:

(a)	to retain or act as the registrar and transfer agent on behalf of the Partnership;
(b)	to engage such professional advisers as advisable in order to perform or assist it in the performance of its duties hereunder;
(c)	to open and operate a separate bank account for a Mortgage Investment in order to deposit and distribute funds with respect to a particular Mortgage Investment;
(d)	to execute, deliver and carry out all other agreements which require execution to further an investment;
(e)	to pay all taxes, fees and other expenses relating to the orderly maintenance and management of an investment;
(f)	to invest funds not immediately required for an investment;
(g)	to make distributions to the Partnership in accordance with the provisions of this Agreement;
(h)	to provide or arrange for the provision of such financial and other reporting functions as may be required by the provisions hereof;
(i)	to enter into agreements pursuant to which it delegates to and retains persons to provide supervision, management and administration of a Mortgage Investment, including pursuant to the Management Agreement;
(j)	to borrow money including, without limitation, pursuant to a secured warehouse line in order to accumulate investments prior to calling for capital from the Limited Partners (if applicable);

(k)	to draw, make, execute and issue promissory notes, evidences of notes, evidences of indebtedness and other negotiable or non-negotiable instruments; and to secure the payment thereof by Encumbrance or by the creation of any other appropriate security interest on the investment (whether directly or indirectly held); provided that any money so borrowed must be used for the Partnership; and
(l)	to execute any and all other deeds, documents, income tax election forms, information returns and instruments and to do all acts as may be necessary or desirable to carry out the intent and purpose of this Agreement, including, without limitation, retaining qualified agents to carry out any of the foregoing.
4.5	Reimbursement of the General Partner

The General Partner is entitled to reimbursement by the Partnership for all reasonable third-party costs and expenses that are incurred by the General Partner on behalf of the Partnership in the ordinary course of business or other costs and expenses incidental to acting as General Partner to the Partnership which are incurred, provided the General Partner is not in default of its duties hereunder in connection with such costs and expenses.

4.6	Manager as Agent

Each Limited Partner hereby irrevocably nominates, constitutes and appoints the Manager, with full power of substitution, as its agent and true and lawful attorney with full power, and authority in its name, place and stead to execute and record or file as and where required all other instruments and documents as may be deemed necessary by the Manager to carry out the powers, duties and matters Approved by the Limited Partners are provided hereunder but subject to the terms of the Management Agreement.

The Partnership shall be bound by any actions made or taken by the Manager pursuant to the authority granted to the Manager hereunder and as Manager, including as to those matters Approved by the Partnership and this power of attorney and relating to the Partnership and each Partner hereby waives any and all defences which may be available to negate or disaffirm the action of the Manager taken in good faith under this power of attorney.

Article 5	BOOKS, RECORDS, ADMINISTRATION
5.1	Accounting

The Manager will retain a firm of chartered accountants as the Accountants for the Partnership (the “Accountants”). The Accountants shall initially be determined by the Manager in its discretion and thereafter any replacement accountant shall be Approved by the Limited Partners from time to time. The Accountants shall perform a review engagement or audit of the financial records in respect of the Partnership, as determined by the General Partner or, if applicable, as required by law, including the operating statements for the Investments and pay the costs thereof as a cost of the Partnership.

5.2	Recordkeeping and Reporting
(a)	The General Partner shall have charge of all of the activities of the accounting, bookkeeping and recordkeeping of the Partnership. The General Partner shall retain the Accountants to review the financial statements and tax reporting for the Partnership and pay the costs thereof as a cost of the Partnership.

(b)	The Partnership books of account shall be kept in a commercially reasonable manner and as determined by GAAP.
(c)	The General Partner shall cause to be maintained complete and accurate books, records, reports, and accounts of all Partnership transactions. The General Partner shall cause to be entered into the Partnership books an accurate account of all transactions carried out by any Partner on behalf of the Partnership.
(d)	Adequate accounting records shall be kept of all Partnership business and these shall be open to inspection by any of the Partners at any reasonable times. Within 90 days after the end of each Fiscal Year, a general account of the affairs of the Partnership shall be furnished to each Partner, together with such appropriate information as may be required by each Partner for the purpose of preparing its income tax return for that year.
(e)	The books, records, reports, and accounts of the Partnership shall be kept at the Partnership’s principal place of business or at such other location as shall be Approved by the Limited Partners. Each Partner shall, at all times, have access to, and may inspect and copy, any Partnership books and records.
(f)	A minute book shall be maintained at the office of the Partnership. The minute book shall contain a copy of this Agreement, all prior agreements superseded by this Agreement, all future amendments to this Agreement, all policy statements adopted by the Partnership and minutes of the meetings of Partners.
5.3	Access to Records

The General Partner will furnish to the Limited Partners, and the Accountants, if applicable, such information and documents with respect to the Partnership and its operations as may be in its possession and control and which may be reasonably required by the Limited Partners or the Accountants, including such information and documents as may be required in connection with the preparation of their tax returns or financial statements. Each Limited Partner will have the right, at all reasonable times and intervals, upon reasonable notice and during usual business hours to audit, examine and make copies of extracts from books and records pertaining to the Partnership. Such right may be exercised through any agent or employee of such Limited Partner designated by it or by any outside independent chartered accountant designated by such Limited Partner. A Limited Partner will bear all expenses incurred in any examination made for its account. The General Partner will, promptly upon a request from any Limited Partner, exercise all available rights to require and obtain financial information of and as to the Mortgage Investments and provide such to all of the Limited Partners. Each Limited Partner will hold all such information provided to it in confidence and will take commercially reasonable steps to maintain such confidentiality.

Article 6	ALLOCATIONS AND DISTRIBUTIONS
6.1	Profit Distribution

For purposes of this Agreement, “Net Profits” and “Net Losses” shall mean the net profits or net losses of the Partnership, determined in the ordinary course, in accordance with GAAP. The Net Profits and Net Losses of the Partnership for each Fiscal Year shall be allocated among the Limited Partners as provided in Section 6.2.

6.2	Allocation of Net Profits and Net Losses

Net Profits of the Partnership for any Fiscal Year and Net Loss of the Partnership for any Fiscal Year will be allocated by the Manager to the Limited Partners as follows:

(a)	Net Profits or Net Losses of the Partnership for any Fiscal Year arising from a disposition of any interest in the Investments or from any other transaction giving rise to Amounts Available for Distribution will be allocated to the Limited Partners on the same basis as for distributions as set out in Section 3.6(f); and
(b)	Net Profits of the Partnership and Net Losses of the Partnership for any Fiscal Year other than Net Profits or Net Losses arising from a disposition of any interest in the Investments or any other transaction giving rise to Amounts Available for Distribution, will be allocated to the Limited Partners on the same basis as for distributions as set out in Section 3.6(f).
6.3	Computation of Income or Loss for Tax purposes
(a)	The Manager shall have the right, in computing the income or loss of the Partnership for tax purposes, to adopt a different method of accounting than GAAP, to adopt different treatments of particular items, and to make and revoke such elections on behalf of the Partnership and the Partners as the Manager deems to be appropriate to reflect the terms of this Agreement.
(b)	All income, gains, losses and deductions of the Partnership shall be allocated among the Limited Partners in accordance with the allocation of such income, gains, losses and deductions among the Limited Partners for computing their Capital Accounts, except that, if any such allocation for tax purposes is not permitted by the Tax Act, the Partnership's subsequent income, gains, losses and deductions shall be allocated among the Limited Partners for tax purposes, to the extent permitted by the Tax Act, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.
(c)	Allocations under Section 6.3(b) are solely for purposes of federal and state taxes and shall not affect, or in any way be taken into account in computing, any Limited Partner's Capital Account or share of Net Profits, Net Losses, distributions or other items under any provisions of this Agreement.
(d)	The Manager may, if any allocation is successfully challenged by the relevant taxing authority, notwithstanding the foregoing, but acting reasonably, adjust the amount of Net Profits or Net Losses allocated, including the allocation of any income or loss for tax purposes, to the extent it determines that such adjusted amounts better reflect the substantive economic entitlements of the Limited Partners. The Manager will claim discretionary deductions to the maximum extent available pursuant to applicable tax laws including the Tax Act, and will take all such reasonable steps to ensure that all such discretionary deductions with respect to the Mortgage Investments are claimed to the maximum extent permitted by applicable tax law.

6.4            Amounts Available for Distribution

Distributions will be made on the basis set out in Section 3.6(f).

6.5	Determination of Distributions

The Manager will calculate the amount of Amounts Available for Distribution for each financial month, from time to time and in the discretion of the General Partner distributions will be made using the funds comprising the Amounts Available for Distribution, taking account of reserves and the bonus fee rights of the Manager.

6.6	Capital Reinvested

The Investments will be held on a pool basis such that if an Investment is liquidated the General Partner may, in its discretion, determine to hold and reinvest the proceeds in a replacement Investment.

Article 7	REDEMPTION OF PARTNERSHIP UNITS
7.1	Right of Redemption – Units

Rights of redemption will be available, on a Class basis, for each Class will be as set out in the relevant Offering Memorandum and Schedule “B” hereto.

7.2	Exercise of Redemption Right

The exercise of the Redemption rights will be subject to the following:

(a)	A Limited Partner who desires to exercise their right to require redemption, must deliver a duly completed and properly executed notice requiring the Partnership to redeem Units, in a form approved by the General Partner, specifying the number of Units to be so redeemed, such notice to be sent to the Partnership at its head office along with the Unit Certificate(s) representing the Unit(s) to be redeemed. The Notice must be received 30 days before the Redemption Date to be considered for that particular Redemption Date. If 30 days notice is not given, the General Partner will not be required to consider redeeming the Unit(s) until the next subsequent Redemption Date. No form or manner of completion or execution is sufficient unless the same is in all respects satisfactory to the General Partner and is accompanied by any evidence that the General Partner may reasonably require with respect to the identity, capacity or authority of the person giving such notice. The General Partner shall be entitled in their sole discretion to accelerate the Redemption Date specified by the Partnership Limited Partner in the notice.
(b)	All notices shall be time and date stamped.
(c)	Upon receipt by the Partnership of the notice to redeem Units, the Limited Partner shall thereafter cease to have any rights with respect to the Units tendered for redemption (other than to receive the redemption payment therefor) including the right to receive any distributions thereon which are declared payable to the Limited Partners of record on a date which is subsequent to the day of receipt by the Partnership of such notice. Units shall be considered to be tendered for redemption on the date that the Partnership has, to the satisfaction of the General

Partner, received the notice and other required documents or evidence as aforesaid.

(d)	All Partnership Units which are redeemed under this Article 7 shall be cancelled and such Partnership Units shall no longer be outstanding and shall not be reissued.
7.3	Cash Redemption

Limited Partners whose Units are redeemed will be entitled to receive a redemption price per Unit (hereinafter the “Redemption Price”) determined on the basis set out in the relevant Offering Memorandum and Schedule “B”.

The General Partner may reduce the Redemption Price by any Redemption Discount that may apply if the Units being redeemed are within the early redemption period specific to the Units being redeemed. The Redemption Discount and early redemption period will be as set out in the relevant Offering Memorandum and Schedule “B” hereto. This Redemption Discount may be increased, decreased, amended or waived at any time and from time to time at the discretion of the General Partner.

7.4	No Cash Redemption in Certain Circumstances

The total amount payable by the Partnership for the Class A Limited Partnership Units tendered for redemption in the same calendar month may not exceed 1/12th of 25% of the total capital of the issued and outstanding Class A Units determined at the closing of the Class A Units Listing Date (the “Redemption Limit”); provided that the General Partner may, in its absolute discretion, waive such limitation in respect of all Units tendered for redemption in any period.

Article 8	TRANSFERS

8.1            Transfers

Any transfer of a Unit must be on notice to the General Partner, comply with applicable law (including securities law applicable to the seller and buyer) and complies with Section 8.2

8.2	Transfer
(a)	Any transfer will require that a Person (the “Transferee”) execute and deliver an agreement in favour of the remaining Limited Partners and the Partnership whereby it agrees to be bound by and entitled to the benefit of this Agreement and all other agreements to which a Limited Partner (the “Transferor”) is a party in its capacity as an Limited Partner.
(b)	No Transfer otherwise permitted under this Section may be made unless the proposed Transferor gives written notice of the Transfer to the General Partner, which notice will include a statement from the proposed Transferee, as to compliance with 9.2(a).
8.3	Death of a Limited Partner

Where a Person (the “Involuntary Transferee”) becomes entitled to an Interest of a Limited Partner on the death of such a Limited Partner, or otherwise by operation of law, the Involuntary

Transferee, will not be recorded as or become a Limited Partner until the Involuntary Transferee satisfies the following:

(a)	Evidence of Entitlement - The Involuntary Transferee claiming the entitlement must produce evidence satisfactory to the General Partner of such entitlement.
(b)	Acknowledgement - The Involuntary Transferee claiming such entitlement must acknowledge in writing that it is bound by the terms of this Agreement, on terms satisfactory to the General Partner.
(c)	Other - The Involuntary Transferee claiming such entitlement must deliver such other evidence, approvals, and consents as may be required the General Partner, by law or by this Agreement.
Article 9	Closing and Admission of new limited partners
9.1	Closings
(a)	The General Partner shall, in its sole discretion, determine when the initial closing (the “Initial Closing”) of the initial offering of Units shall occur.
(b)	Subject to the terms of Section 9.2, following the Initial Closing, the General Partner may from time to time admit additional Limited Partners or accept increases in Commitments from existing Limited Partners.
9.2	Admission of Further Limited Partners
(a)	On acceptance by the General Partner of any subscription, in whole or in part, all Partners shall be deemed to consent to the admission of the subscriber as a Limited Partner. Each Person becoming a party to this Agreement, as a “Limited Partner”, by executing a subscription agreement which is accepted by the General Partner (“Subscription Agreement”) shall be bound by the terms hereof and such Person shall become a Limited Partner upon the entering of its name in the Record.
(b)	The General Partner shall cause the Record to be amended and shall file with appropriate authorities all such other documents as may be required by the Act, or under any other applicable legislation in other relevant state, and shall cause the admission of the additional Limited Partner to be reflected in all other relevant Partnership books and records.
Article 10	MEETINGS
10.1	Meetings

The holders of Class A Units will not be entitled to notice of or to attend, and will not be entitled to vote at, any meeting of shareholders, unless and until the Partnership shall have failed to fully pay an aggregate of three (3) monthly dividends on the Class A Units in accordance with this Amended and Restated Limited Partnership Agreement,

10.2	Accidental Omissions

Accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any Partner shall not invalidate the proceedings at that meeting provided such Partner is in attendance at such meeting.

10.3	Proxies

Any Limited Partner entitled to vote at a meeting may vote by proxy if a proxy has been received by the Manager or the chairman of the meeting for verification prior to the meeting.

10.4	Validity of Proxies

A proxy shall be considered to be valid unless challenged at the time of or prior to its exercise, and the Person challenging shall have the burden of proving to the satisfaction of the chairman of the meeting that the proxy is invalid and any decision of the chairman concerning the validity of a proxy will be final.

10.5	Form of Proxy

Every proxy shall be substantially in the form which follows or such other form as may be approved by the General Partner or as may be satisfactory to the chairman of the meeting at which it is sought to be exercised:

_____________________, a Limited Partner of EquityLine Capital (Delaware) Limited Partnership, hereby appoints _____________________ of _____________________ in the State of _____________________ as my proxy, with full power of substitution to vote for me, and on my behalf, at the meeting of Partnership to be held on the ________ day of _____________________, 20    and every adjournment thereof and on every poll that may take place in consequence thereof. As witness my hand this ____ day of _____________________, 20 __.”

10.6	Corporations, Trusts and Funds which are Partnership

A Limited Partner which is a corporation, partnership, trust, fund or other entity may appoint an officer, director or other authorized Person as its representative to attend, vote and act on its behalf at a meeting of Partnership.

10.7	Attendance of Others

All officers and directors of the General Partner shall be entitled to attend and receive notice of any meeting of Limited Partners.

10.8	Chairman

The chief executive officer or president of the General Partner shall be the chairman of a meeting of the Limited Partners.

10.9	Quorum

Subject to this Agreement, a quorum at any meeting of the Partnership shall consist of not less than two Limited Partners holding in the aggregate not less than 10% of the aggregate number of Units held by Partners who are entitled to vote, present in person or by their duly appointed representative.

If within half an hour after the time fixed for the holding of such meeting a quorum for the meeting is not present, the meeting shall be held at the same time and, if available, the same place not less than 5 days and not more than 10 days later (or if that day is not a Business Day, the first Business Day after that day), and the Manager shall give at least 2 days’ notice in writing to all Limited Partners entitled to vote of the date of the reconvening of the adjourned meeting. If there is no quorum present at the adjourned meeting, the Limited Partners then present in person or represented by proxy shall constitute a quorum and shall have the authority to make binding decisions on matters to be dealt with at those meetings.

10.10	Voting Rights

The holders of Class A Units will not be entitled to notice of or to attend, and will not be entitled to vote at, any meeting of shareholders, unless and until the Partnership shall have failed to fully pay an aggregate of three (3) monthly dividends on the Class A Units in accordance with the Amended and Restated Limited Partnership Agreement, whether or not consecutive and whether or not such dividends were declared and whether or not there are any monies of the Partnership properly applicable to the payment of such dividends. Accordingly, such voting rights shall be applicable once there is accrued and unpaid an aggregate of $0.1875 per Unit. In the event of such non-payment, and for only so long as any such dividends remain in arrears, the holders of the Class A Units shall be entitled to receive notice of all meetings of Limited Partners and to attend thereat.

The holders of the Class A Units shall be entitled to vote together with all of the Voting Shares of the Partnership on the basis of one vote in respect of each Class A Unit held by each such holder, until all such arrears of such dividends shall have been paid, whereupon such rights shall cease unless and until the Partnership shall again fail to pay the three (3) monthly dividends on the Class A Units in accordance with the terms hereof, whether or not consecutive and whether or not such dividends were declared and whether or not there are any monies of the Partnership properly applicable to the payment of such dividends, in which ev ent such voting rights shall become effective again and so on from time to time. The holders of Class A Units shall be entitled to vote separately as a class on any resolution to wind-up, dissolve or liquidate the Partnership and as set out in this LPA.

10.11	Resolutions Binding

Any resolution passed in accordance with this Agreement shall be binding on all the Partners and their respective heirs, executors, administrators, successors and assigns, whether or not any such Partner was present in person or voted against any resolution so passed.

10.12	General Partner Rights

It is acknowledged and agreed that in the event that any of the resolutions of the Limited Partners to amend this Agreement adversely affect the rights of the General Partner, that the General Partner shall have the right to approve or disapprove the said resolution, and the right of the General Partner shall be considered a veto in relation to the vote of the Limited Partners.

10.13	Amendment of Agreement

Unless otherwise provided for herein, this Agreement may be amended in writing on the initiative of the General Partner with the Approval of the Limited Partners but specifically the General Partner may, without prior notice to or consent from any Limited Partner, amend any provision of this Agreement from time to time:

(a)	for the purpose of adding to this Agreement any further covenant, restrictions, deletions or provisions which in the opinion of the General Partner are necessary for the protection of the Partnership;
(b)	to cure any ambiguity or to correct or supplement any provisions contained herein which, in the opinion of the General Partner, may be defective or inconsistent with any other provisions contained herein provided that such cure, correction or supplemental provision does not and will not, in the opinion of the General Partner, adversely affect the interests of the Partnership;
(c)	to make any change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, statute, ruling or regulation of any federal, provincial, state, municipal or other governmental entity and/or under Applicable Laws, so long as such change is made in a manner that minimizes any adverse effect on the Partnership; and
(d)	to make such other provisions in regard to matters or questions arising under this Agreement which in the opinion of the General Partner do not and will not adversely affect the interest of the Partnership.

Each Limited Partner will be notified of full details of any amendment to this Agreement within 30 days of the effective date of the amendment.

10.14	Minutes

The General Partner shall cause minutes to be kept of all proceedings and resolutions at every meeting, and copies of any resolutions to be made and entered in books to be kept for that purpose, and any minutes, if signed by the chairman of the meeting, shall be deemed as conclusive evidence of the matters stated in them, and such meeting shall be deemed to have been duly convened and held and all resolutions and proceedings shown in them shall be deemed to have been duly passed and taken.

Article 11	LIQUIDATION
11.1	Events of Dissolution
(a)	The Partnership will follow the procedure for dissolution established in Section 12.2 upon an election to dissolve the Partnership being Approved by the Limited Partners.
(b)	The Partnership shall not be dissolved or terminated by, and shall continue in existence notwithstanding, the change in Partnership composition, whether by withdrawal, expulsion or admission of any Partner.
(c)	Except as expressly provided in this Agreement, the Partnership shall not be terminated by the happening of any act or event and, without limiting the generality of the foregoing, the Partnership shall not be terminated by reason of any one or more Partners having disposed of their Interest in the Partnership in accordance with the provisions of this Agreement, by operation of law or in any other manner whatsoever, or having otherwise ceased to be Partners, or by reason of the admission of any one or more new Partners to the Partnership or the acquisition by any Person in accordance with this Agreement of the Units of any Partner.

(d)	Each Partner agrees not to dissolve the Partnership by the voluntary action of such Partner. The Partnership shall continue, notwithstanding the withdrawal of any Partner or any Partner providing such notice of intention to dissolve. The Partnership will not come to an end by reason of the death, disability, bankruptcy, insolvency, receivership, dissolution or winding-up of any Partner.

11.2        Procedure on Dissolution

(a)	General Partner (or, if the General Partner is unable or unwilling to act in such capacity or has become bankrupt, such other Person as the Limited Partners may appoint by Approval by the Limited Partners) will act as a receiver and liquidator of the assets of the Partnership and will sell or otherwise dispose of the investments, all of the assets of the Partnership other than cash shall be offered for sale upon such terms as the General Partner shall determine, and cash shall be distributed as the General Partner reasonably thinks is best to maximize dissolution process and distributions, upon the best terms available in the open market. A Partner shall not be precluded from negotiating or bidding for the purchase of any or all of the investments being sold provided the sale is completed by public auction or tender or the purchase by the Partner is Approved by the Limited Partners as being at fair market value, provided that the purchasing Partner shall not be entitled to vote on any such Approval of the Limited Partners. The sale proceeds net of expenses of sale, distribution costs, taxes payable, and indebtedness owing on or in relation to any assets of the Partnership and all other cash and remaining assets shall be applied as follows:
(i)	pay or provide for the payment of the debts and liabilities and obligations of the Partnership, and liquidation expenses, including the payment of any Manager Fees (as such term is defined in the Management Agreement) that are unpaid and have accrued up to (and including) the date upon which the Partnership is to be dissolved; and
(ii)	then distribute the balance to the Limited Partners in accordance with Section 6.4.
(b)	The General Partner shall file the declaration of dissolution prescribed by the Act and satisfy all applicable formalities in such circumstances as may be prescribed by the laws of other jurisdictions where the Partnership is registered.
11.3	Dissolution
(a)	The Partnership will be considered dissolved only upon the completion of all matters set forth in Section 12.2.
(b)	The General Partner shall immediately publish any required notice of the dissolution and termination of the Partnership, in such a manner as to indicate the effective date of dissolution, and with sufficient particularity as to avoid further liability or responsibilities for the Limited Partners, for the affairs of the Partnership.

(c)	Upon termination or dissolution of the Partnership and distribution of its remaining assets, the General Partner will be required to return funds to the Partnership for distribution to the Limited Partners to the extent, if any, that the amount previously distributed to the General Partner on account of its Carried Interest exceeds the aggregate amount due to the General Partner as its Carried Interest on a cumulative basis.
11.4	No Right to Dissolve

No Limited Partner will have the right to request the dissolution of the Partnership, the winding-up of its affairs, or the distribution of the Mortgage Investments.

Article 12	GENERAL PROVISIONS
12.1	Notices

Each notice (a “Notice”) will be in writing and will be effectively given if: (a) delivered by electronic mail to the electronic mail address on record for a Limited Partner including if so recorded a dealer, nominee or securities deposit service; (b) if there is no electronic address (i) hand delivered personally or (ii) by courier or by prepaid registered mail addressed to the address provided to the Manager, or to such other address of a party as it will specify to the other party by written notice given in the manner aforesaid. Any such Notice mailed as aforesaid will be deemed to have been given and received three (3) Business Days following the day on which it was mailed; provided, or any Notice sent by electronic mail will be deemed to have been received on the day the sender sends it to the email server of the recipient, as confirmed by the sender’s electronic mail system, if that day is a Business Day and it was received before 5:00 p.m. local time in the place of receipt and otherwise on the next Business Day.

Each of the aforesaid parties may change its address for receiving notices by giving notice in the matter as set out above to the other party.

12.2	Waiver

No consent or waiver, express or implied, by a party to or of any breach or default by another party in the performance of such other party of its obligations hereunder will be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such other party hereunder. Failure on the part of a party to complain of any act or failure to act of another party or to declare the other party in default, irrespective of how long such failure continues, will not constitute a waiver by such first mentioned party of its rights hereunder.

12.3	Rights of Partners Independent

The rights available to the Partners under this Agreement and at law will be deemed to be joint and not dependent on each other and each such right will be accordingly construed as complete in itself and not by reference to any other such right. Any one or more or any combination of such rights may be exercised from time to time and no such exercise will exhaust the rights or preclude the exercise of any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

12.4	Currency

Units may be offered in Canadian or US dollars and payments to Limited Partners will be made in the currency subscribed.

12.5	Accounting Principles

All calculations made or referred to herein will be made in accordance with GAAP applied on a consistent basis, except where otherwise expressly provided herein.

12.6	Claims

Each of the Partners will notify the others of any claim, demand, right or cause of action asserted, threatened or instituted against it (other than by a Partner) which involves the performance of this Agreement or the Mortgage Investments.

12.7	Time of the Essence

Time will be deemed to be of the essence with respect to all time limits mentioned in this Agreement.

12.8	Compounding of Interest

Any interest payable on any amount hereunder will be calculated daily and compounded annually.

12.9	Paramountcy

In the event of any conflict, inconsistency or ambiguity between the terms of this Agreement and the terms of any other agreement made between the parties hereto pertaining to the Mortgage Investments or any matter relating thereto, the terms of this Agreement will govern.

12.10	Confidentiality

Each of the Partners agrees to keep in the strictest confidence all information pertaining to the Partnership and the Mortgage Investments to which it may have access as a Limited Partner or otherwise, subject to the rights of the Partners to:

(a)	disclose any information they are compelled to disclose under any Applicable Laws;
(b)	disclose any information which is public knowledge; and/or
(c)	disclose any information to its attorneys, advisors, consultants, officers, appraisers, directors and employees, and those of its subsidiaries or its parent company, on a need to know basis, provided however, that each such Person agrees to keep such information in the strictest confidence.
12.11	Successors and Assigns

All of the terms and provisions of this Agreement will be binding upon the parties hereto and their respective successors and assigns but will ensure to the benefit of and be enforceable by the successors and assigns of any parties hereto only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party may assign its rights hereunder except as expressly provided herein.

12.12	Further Assurances

Each party hereto agrees that it will from time to time at the reasonable request of another party execute and deliver such assignments, instruments and conveyances and take such further action as may be required to accomplish the purposes of this Agreement.

12.13	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein or in any Schedules.

12.14	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware and will be treated in all respects as a Delaware contract.

Article 13	EXECUTION
13.1	Declaration of the Parties
(a)	Each of the Partners declares and expressly acknowledges that the provisions hereof were not imposed by any of them but, on the contrary, that they were freely negotiated. This Agreement reflects the true agreement entered into among the Partners and in relation to the Partnership.
(b)	In addition, each of the Partners has obtained sufficient explanations of the nature and extent of each of the provisions hereof, has had the opportunity to have such provisions examined by its legal advisor and declares itself satisfied that each and every one of them is legible and comprehensible.
(c)	Each of the Partners declares and acknowledges that each of the provisions hereof, including those providing, such as, among others, the obligation to sell its Interest to the other Limited Partners for a price which may be less than its market value, is reasonable, not abusive and necessary to protect the interests of the parties.
(d)	The common interest of the parties justifies the inclusion of these provisions, the possible application of which is intended for each of the parties, to the same degree and with the same force.
(e)	Each of the parties therefore hereby expressly waives the right to plead the nullity of any provision because it is incomprehensible, illegible or abusive.
(f)	Each person becoming a Limited Partner if acceptance of their subscription pursuant to an offering becomes bound by the terms of this Agreement.
(g)	The attributes of any Class of Unit as set out in a Schedule “B” is binding on the General Partner and Limited Partners in accordance with the Agreement.

13.2	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or transmitted electronically in legible form, including without limitation in a tagged image format file (TIFF) or portable document format (PDF), will be equally effective as delivery of a manually executed counterpart of this Agreement.

[Next page is the signing page]

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date hereinabove first mentioned.

EQUITYLINE SERVICE CORP.
By:
Name:
Title:

By:
Name:
Title:
I/We have the authority to bind the Corporation.

EQUITYLINE CAPITAL (DELAWARE) LLC
By:
Name:
Title:

By:
Name:
Title:
I/We have the authority to bind the Corporation.

Sergiy Shchavyelyev

Each Limited Partner by subscription for Units and execution of the Subscription Agreement

Schedule “A”

AGREEMENT OF LIMITED PARTNERSHIP

OF

EQUITYLINE CAPITAL (DELAWARE) LP

This Agreement of Limited Partnership of EquityLine Capital (Delaware) LP (this "Agreement"), is entered into by and between EquityLine Capital (Delaware) LLC, a Delaware limited liability company, as general partner (the "General Partner"), and Sergiy Shchavyelyev, as limited partner (the "Limited Partner").

The General Partner and the Limited Partner hereby form a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del.C. § 17-101, et seq.), as amended from time to time (the "Act"), and hereby agree as follows:

1.               Name. The name of the limited partnership formed hereby is EquityLine Capital (Delaware) LP (the "Partnership").

2.               Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.               Registered Office. The registered office of the Partnership in the State of Delaware is c/o RL&F Service Corp., 920 North King Street, 2nd Floor, Wilmington, New Castle County, Delaware 19801, or such other agent as may hereafter be determined by the General Partner from time to time.

4.               Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is RL&F Service Corp., 920 North King Street, 2nd Floor, Wilmington, New Castle County, Delaware 19801, or such other agent as may hereafter be determined by the General Partner from time to time.

5.               Partners. The names and the business, residence or mailing addresses of the General Partner and the Limited Partner are as follows:

General Partner

EquityLine Capital (Delaware) LLC
550 HWY 7 East, Suite 338

Richmond Hill, ON, L4B 3Z4, Canada

Limited Partner

Sergiy Shchavyelyev

550 HWY 7 East, Suite 338

Richmond Hill, ON, L4B 3Z4, Canada

6.                     Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. Notwithstanding any other provisions of this Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner.

7.                     Dissolution. The Partnership shall dissolve, and its affairs shall be wound up if (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act unless the business of the Partnership is continued in accordance with the Act, (c) there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act, or (d) an entry of a decree of judicial dissolution has occurred under §17-802 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in Section 7(b) if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within ninety (90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

8.                     Capital Contributions. The partners of the Partnership have made such capital contributions as set forth in the books and records of the Partnership.

9.                     Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

10.                  Allocation of Profits and Losses. The Partnership's profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

11.                  Distributions. Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the partners of the Partnership in the same proportion as their then capital account balances. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to a partner of the Partnership on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

12.                  Assignments.

(a)                   A limited partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner. The transferee of a limited partner shall be admitted to the Partnership as a limited partner of the Partnership upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If a limited partner transfers all of its limited partner interest in the Partnership pursuant to this Section, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor limited partner shall cease to be a limited partner of the Partnership. Notwithstanding anything in this Agreement to the contrary, any successor to a limited partner by merger, division or consolidation shall, without further act, be a limited partner hereunder, and such merger, division or consolidation shall not constitute an assignment for purposes of this Agreement and the Partnership shall continue without dissolution.

(b)                   A general partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of any other partner. The transferee of a general partner shall be admitted to the Partnership as a general partner of the Partnership upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If a general partner transfers all of its general partner interest in the Partnership pursuant to this Section, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor general partner shall cease to be a general partner of the Partnership. The parties hereto agree that following such an assigning general partner ceasing to be a general partner of the Partnership in accordance with this Agreement, any remaining general partners of the Partnership, including a substitute general partner, are hereby authorized to, and shall, continue the business of the Partnership without dissolution. Notwithstanding anything in this Agreement to the contrary, any successor to a general partner by merger, division or consolidation shall, without further act, be a general partner hereunder, and such merger, division or consolidation shall not constitute an assignment for purposes of this Agreement and the Partnership shall continue without dissolution.

13.            Withdrawal. Except to the extent set forth in Section 12, no right is given to any partner of the Partnership to withdraw from the Partnership.

14.            Admission of Additional Partners.

(a)       One (1) or more additional limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

(b)       One (1) or more additional general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

15.            Liability of Limited Partner. A limited partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent required by the Act.

16.            Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

17.            Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

18.            Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

19.            Exculpation and Indemnification. To the fullest extent permitted by law, the General Partner shall not be liable to the Partnership or any other person or entity who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the General Partner in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of the authority conferred on the General Partner by this Agreement, except that the General Partner shall be liable for any such loss, damage or claim incurred by reason of the General Partner's willful misconduct. To the full extent permitted by applicable law, the General Partner shall be entitled to indemnification from the Partnership for any loss, damage or claim incurred by the General Partner by reason of any act or omission performed or omitted by the General Partner in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of the authority conferred on the General Partner by this Agreement, except that the General Partner shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by the General Partner by reason of its willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 19 shall be provided out of and to the extent of Partnership assets only, and the Limited Partners shall not have personal liability on account thereof.

[signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership as of the 8th day of

September , 2020.

GENERAL PARTNER:

EQUITYLINE CAPITAL (DELAWARE) LLC

By: Sergiy Shchavyelyev
Title: CEO

LIMITED PARTNER:

Sergiy Shchavyelyev

RLF1 23963810v.3

CERTIFICATE OF LIMITED PARTNERSHIP

OF

EQUITYLINE CAPITAL (DELAWARE) LP

THIS Certificate of Limited Partnership of EquityLine Capital (Delaware) LP (the "Partnership"), dated as of September 8, 2020, is being duly executed and filed by EquityLine Capital (Delaware) LLC, a Delaware limited liability company, as the sole general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.).

1.               Name. The name of the limited partnership is EquityLine Capital (Delaware) LP.

2.               Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o RL&F Service Corp., 920 North King Street, 2nd Floor, Wilmington, New Castle County, Delaware 19801.

3.               Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware are RL&F Service Corp., 920 North King Street, 2nd Floor, Wilmington, New Castle County, Delaware 19801.

4.               General Partner. The name and the mailing address of the sole general partner of the Partnership are:

EquityLine Capital (Delaware) LLC
550 HWY 7 East, Suite 338

Richmond Hill, ON, L4B 3Z4, Canada

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first-above written.

EquityLine Capital (Delaware) LLC, as general partner

By:

Name: Sergiy Shchavyelyev Title: CEO

SCHEDULE “B”
CLASS UNIT ATTRIBUTES

Class A

The Class A Units may be purchased by persons who comply with Investor Suitability Standards. Purchasers must either be Qualified Purchasers or Accredited Investors as defined and detailed in the Offering Circular.

The Class A Units are offered in US Dollar on the following terms:

Price - $10 US Dollars

Series – Yes for Series 1 – US Dollars

Offered - May be offered to the general public according to the Regulation A Offering.

Redemption Timing – Monthly, 30-day notice and 30 days to pay according to the following limitations.

Redemption Price and Payment – Redemption Price is Return of Class A Unit Issuance price paid less costs directly associated subject to the following such that the Redemption Price will be reduced for early redemption on the following basis:

(i) 90% of the Class A Unit Issuance Price, if redeemed within 12 months from the date of issuance;

(ii) 92% of the Class A Unit Issuance Price if redeemed on or after 12 months from the date of issuance but within 24 months from the date of issuance;

(iii) 94% of the Class A Unit Issuance Price if redeemed on or after 24 months from the date of issuance but within 36 months from the date of issuance; and

(iv) 100% of the Class A Unit Issuance Price if redeemed on or after 36 months from the date of issuance.

The total amount payable by the Partnership for the Class A Limited Partnership Units tendered for redemption in the same calendar month may not exceed 1/12th of 25% of the total capital of the issued and outstanding Class A Units determined at the closing of the Class A Units Listing Date (the “Redemption Limit”); provided that the General Partner may, in its absolute discretion, waive such limitation in respect of all Units tendered for redemption in any period.

Dividends – Holders of the Class A Units shall be entitled to receive, and the Partnership shall pay thereon, if, as and when declared by the General Partner, out of moneys of the Partnership properly applicable to the payment of dividends, fixed, cumulative, preferential monthly minimum cash dividends in an amount equal to $0.0625 per Class A Units (being an annual rate equal to $0.75 or 7.5%) payable, with respect to each Class A Unit Dividend Period, on the 15th day of each of the months of each year (the “Class A Units Dividend Payment Date”) in respect of such Class A Units Dividend Payment Date. Dividends on the Class A Units shall accrue daily from and including the date of issue of such shares.

Additional True Up Participation – Annual true up for the Fiscal year will be calculated and paid (if any) within 60 days of calendar year end; the true up is increase the distribution for each Unit pro rata pari passu until each Unit has received a 10% (less Management Fee) return on Capital Contribution for the Fiscal Year. Any amount remaining (if any) from the Amount Available for Distribution over the 10% on Capital Contributed (less Management Fee) will be divided 50/50 with the Manager (as a Manager Bonus) and then equally per unit.

Cap on Units to be issued – 5,000,000 (Five Million) LP Units

Offering Time – Sales of the Interests pursuant to the Regulation A Tier 2 Offering (the “Offering”) will commence immediately upon qualification by the Securities and Exchange Commission (the “Effective Date”) and will terminate on the earliest of: (a) the date the Partnership, in its sole discretion, elects to terminate, (b) the date upon which all Units have been sold, or (c) exactly 12 months after the Effective Date (the “Offering Period”).

Management and Related Fees:

(a) Base Management Fee:

i) All of the Manager Fees will be exclusive of any applicable sales tax and other applicable taxes, which will be collected and required to be paid in addition to the Manager Fees. As remuneration for its services to be rendered hereunder, the Partnership shall pay to the Manager a fee (the “Management Fee”) equal to 0.5% per annum of the Aggregate Funded and Committed Assets of the Partnership, calculated daily, aggregated and paid monthly in arrears, plus applicable taxes.

ii) The Management Fee (together with all applicable taxes) shall be payable monthly to the Manager on the last business day of each month, in arrears.

iii) Adjustments with respect to any overpayment or underpayment of the Management Fee shall be calculated as aforesaid for each Management Year and shall be made on the basis of the annual financial statements for the Partnership, within 30 days of the delivery thereof to the shareholders.

iv) The Manager may reduce, waive or defer management fees for any class of units of the Partnership as it shall determine in its sole discretion.

(b) Lender Fee: The Manager may retain the fees paid by a mortgagor for any mortgage funded where that fee is charged as a mortgage origination and servicing fee and is paid by the mortgagor at the time of the negotiation, funding or renewal of the mortgage asset.

(c) Manager Execution Fee and Bonus Fee Participation: The Manager is entitled to be paid the amount of 2% of the amount advanced on any directly originated mortgage or purchase price of any real estate assets that are invested in by the Partnership and is also entitled to the sharing of revenue and distributions as described in the Limited Partnership Agreement as a “Bonus”.